Exhibit 99.1

DIGITAL ALLY, INC. ANNOUNCES 2017

OPERATING RESULTS

Updates Strategic Review Process and Litigation Status

LENEXA, Kansas (April 13, 2018) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial applications, today announced its operating results for the quarter and full year ended December 31, 2017. An investor conference call is scheduled for 11:15 a.m. EDT today, April 13, 2018 (see details below).

Highlights for Year Ended December 31, 2017

●	We are concentrating on expanding our recurring service revenue to help stabilize our revenues on a quarterly basis. Revenues from extended warranty services increased approximately $322,000 in 2017. Additionally, cloud storage revenues increased approximately $132,000 for the year ended December 31, 2017 compared to 2016. We are pursuing several new market channels that do not involve our traditional law enforcement and private security customers. In that regard, we have recently announced our technology partner affiliation with NASCAR, which we believe will help expand the appeal of our products and service capabilities to new commercial markets.

●	We are experiencing increased price competition from our competitors in the markets for our in-car and body-worn system products that have had a negative impact on our revenues. We have chosen not to fully participate in deep price reductions for these products by some competitors who provide free product and cloud services for one-year. Instead we have decided to compete by advancing our product technology and features certain of which we intend to include in new patent applications. We are developing an entirely new product platform specifically for in-car systems which we expect to be in production by third quarter 2018, given sufficient resources. This new product platform will utilize advanced chipsets to generate highly advanced products for our law enforcement and commercial customers.

●	During 2016 we filed patent infringement lawsuits against two competitors, Axon Enterprises, Inc. (“Axon” formerly Taser International, Inc.) and Enforcement Video, LLC d/b/a as WatchGuard Video (“WatchGuard”). We have alleged that these competitors are willfully infringing on our patented “auto-activation” feature embodied in our VuLink product. We believe that our patented auto activation feature is becoming an industry standard required in a majority of competitive bids to supply body cameras to law enforcement customers. Law enforcement agencies across the country have recognized the ground-breaking nature of our “auto-activation” patents and are seeking this technology. We believe that Axon and WatchGuard have grown their market shares on the back of our innovations because they were unable to develop their own solutions. During 2017 we continued to aggressively pursue our claims against Taser and WatchGuard. Further, we believe that the outcome of this litigation will generally set the competitive landscape for body-worn cameras utilized by law enforcement agencies for the foreseeable future.

●	In regard to the Axon litigation, we filed suit on January 15, 2016 in the U.S. District Court for the District of Kansas against Axon, alleging willful patent infringement against Axon’s body camera product line and Signal auto-activation product after Axon’s unsuccessful attempt to invalidate one of our patents with the United States Patent and Trademark Office (“USPTO”). We are seeking both monetary damages and a permanent injunction against Axon for infringement of the ‘452 Patent. The District Court litigation in Kansas was temporarily stayed following the filing of petitions for Inter Partes Reviews (“IPR”) by Axon. Those IPR’s were denied institution and, on November 17, 2017, the Federal District Court of Kansas rejected Axon’s request to maintain the stay. With this significant ruling, the parties will now proceed towards trial. Since litigation has resumed, a Markman hearing was held on March 7, 2018 and the parties have continued to engage in discovery. The Court will set all remaining significant deadlines after it issues its Markman order.

●	In regard to the WatchGuard litigation, our lawsuit alleges that WatchGuard incorporated our patented technology into its VISTA Wifi and 4RE In-Car product lines without our permission. Specifically, we are accusing WatchGuard of infringing three of our patents: the ‘292, the ‘452 and the ‘950 Patents. We are aggressively challenging WatchGuard’s infringing conduct, seeking both monetary damages, as well as seeking a permanent injunction preventing WatchGuard from continuing to sell its VISTA Wifi and 4RE In-Car product lines using our technology to compete against us. On May 8, 2017, WatchGuard filed a petition seeking an IPR of the ‘950 Patent. And on December 4, 2017 the Patent Trial and Appeal Board (“PTAB”) rejected the request of WatchGuard Video to institute an IPR on the ‘950 Patent. The lawsuit also involves the ‘292 Patent and the ‘452 Patent, the same two patents asserted against Axon. We are still awaiting final decision on the IPR filed against the ‘292 Patent from the USPTO. Furthermore, WatchGuard is now statutorily barred from any further IPR challenges with respect to the ‘950 Patent as well as the ‘292 and ‘452 Patents. The lawsuit has been stayed pending a decision from the USPTO on the ‘292 Patent IPR which is expected in June 2018.

●	We are seeking other ways to monetize our VuLink patents and entered into a supply and distribution contract with a competitor (VieVu, LLC) that provides it with exclusive distribution rights subject to minimum purchase obligations of $2.5 million during 2018 and $3.0 million in 2019. We expect that this technology will have a significant positive impact on our revenues in the long-term, particularly if we are successful in our prosecution of the patent infringement litigation currently pending with Axon and WatchGuard, and we can successfully monetize the VuLink patents, although we can make no assurances in this regard.

●	We recently announced a multi-year official partnership with NASCAR, naming us “A Preferred Technology Provider of NASCAR.” As part of the new relationship, we will provide cameras that will be mounted in the Monster Energy NASCAR Cup Series garage throughout the season, bolstering both NASCAR’s commitment to safety at every race track, as well as enhancing its officiating process through technology. We believe this new partnership with NASCAR will demonstrate the flexibility of our product offerings and will help expand the appeal of our products and service capabilities to new commercial markets.

●	Our Board of Directors has initiated a review of strategic alternatives to best position us for the future, including, but not limited to, monetizing our patent portfolio and related patent infringement litigation against Axon and WatchGuard, the sale of all or certain assets, properties or groups of properties or individual businesses or merger or combination with another company. The result of the strategic review may also include the continued implementation of our business plan with additional debt or equity financing. We retained Roth Capital Partners to assist in this review and process. There can be no assurance that a transaction or financing will result from this process. As part of this strategic alternatives review process, the Board of Directors approved a private placement of $6.05 million principal balance of 8% Senior Secured Convertible Debentures that closed on April 3, 2018 to address our near-term liquidity needs by repaying debt and providing working capital. We are now considering alternatives to address our long-term liquidity and operational issues. There can be no assurance that any further financing transactions or that any strategic or substantial transaction will result from our review process.

Management Comments

“We were disappointed to report revenues for the year ended 2017 that decreased 12% from the year prior, even though we saw an increase in our service-based revenues in 2017,” stated Stanton E. Ross, Chief Executive Officer of Digital Ally, Inc. “We are concentrating on expanding our recurring service-based revenue to help stabilize and grow our revenues on a quarterly basis. We are pursuing several new market channels that do not involve our traditional law enforcement and private security customers. In that regard, we have recently announced our technology partner affiliation with NASCAR, which we believe will help expand the appeal of our products and service capabilities to new commercial markets. If successful, we believe that these new market channels could yield recurring service revenues for us in 2018 and beyond. We are testing a new revenue model that bundles our product offerings, including the long-term lease of our body-worn and/or in-car audio/video hardware together with a monthly subscription for our cloud storage, search and archiving services for the underlying audio and video material. We believe this revenue service model may appeal to our commercial and other non-law enforcement customers because it reduces the capital outlay up front and eliminates repairs and maintenance expenses in exchange for level monthly payments for the utilization of the equipment, data storage and management services.”

“Recognizing a critical limitation in law enforcement camera technology, during 2014 we pioneered the development of our VuLink ecosystem that provided intuitive auto-activation functionality as well as coordination between multiple recording devices. The USPTO has recognized these pioneering efforts by granting us multiple patents with claims covering numerous features, such as automatically activating an officer’s cameras when the light bar or a data-recording device such as a smart weapon is activated. However, the willful infringement of our VuLink patent by Axon, WatchGuard and others has substantially and negatively impacted revenues that otherwise would have been generated by our VuLink system and indirectly our body-worn and in-car systems. We believe that the results of the current patent litigation will largely set the competitive landscape for body-worn and in-car systems for the foreseeable future. We are seeking other ways to monetize our VuLink patents and have entered into a supply and distribution contract with a competitor (VieVu, LLC) that provides them with exclusive distribution rights subject to minimum purchase obligations of $2.5 million during 2018 and $3.0 million in 2019. We expect that this technology will have a significant positive impact on our revenues in the long-term, particularly if we are successful in our prosecution of the patent infringement litigation currently pending with Axon and WatchGuard, and we can successfully monetize the underlying patents although we can make no assurances in this regard.”

2017 Operating Results

For the year ended December 31, 2017, our total revenue decreased by 12% to approximately $14.6 million, compared with revenue of approximately $16.6 million in the year ended December 31, 2016. The primary reason for the revenue decreases in 2017 is that our in-car and body-worn systems are facing increased competition as our competitors have released new products with more features. We have current development projects that will address this issue by developing a new product platform specifically for in-car systems which we expect to be in production by third quarter 2018. This new product platform will utilize advanced chipsets that will generate new and highly advanced products for our law enforcement and commercial customers. Additionally, our law enforcement revenues declined over the prior period due to price-cutting, willful infringement of our patents and other actions by our competitors and adverse marketplace effects related to the patent litigation. One of our competitors introduced a body-camera including cloud storage free for one year that disrupted the market during 2017 and pressured our revenues. We also had a decline in revenues attributable to the AMR contract being put on hold pending an upgrade of deployed units. Our 2016 revenues were aided by approximately $760,000 of revenue generated by an order from a non-law enforcement international customer for our FirstVU HD body worn cameras, storage systems and extended service agreement.

Gross profit declined 14% to $4,544,973 in 2017, versus $5,301,233 in 2016. Our gross margin decline is commensurate with the 12% decline in revenues for the year ended December 31, 2017 and the cost of sales as a percentage of revenues increasing to 69% from 68% for the year ended December 31, 2016. We believe that gross margins will improve during 2018 and beyond if we improve revenue levels and reduce product warranty issues. Our goal is to improve our margins to 60% over the longer term based on the expected margins of our newer products, in particular the DVM-800, DVM-800 HD and FirstVU HD, if they gain traction in the marketplace and we can increase our commercial market penetration in 2018. In addition, if revenues from these products increase, we will seek to further improve our margins from them through economies of scale and more efficiently utilizing fixed manufacturing overhead components. We plan to continue our initiative on more efficient management of our supply chain through outsourcing production, quantity purchases and more effective purchasing practices.

Selling, General and Administrative (“SG&A”) expenses decreased approximately 11% to $15,744,438 in 2017, versus $17,787,421 a year earlier. Research and development costs decreased 1% to $3,149,011 in 2017 compared with $3,186,137 in 2016. In prior years we had increased our engineering staff of web-based developers as we expanded our offerings to include, among other items, cloud-based evidence storage and management for our law enforcement customers (VuVault.net) and our web-based commercial fleet driver monitoring and management tool (FleetVU Manager). Although our engineering headcount has been reduced, we still consider our research and development capabilities and new product focus to be a competitive advantage and will continue to invest in this area on a prudent basis. Selling, advertising and promotional expense decreased 9% to $3,873,091, in 2017 compared with $4,238,895 in 2016. The decrease was primarily attributable to the 12% decline in revenues in 2017 compared to 2016 and the reduction in promotional and advertising expenses. Net promotional expenses associated with being the title sponsor of the Web.com Tour golf tournament held annually in the Kansas City Metropolitan area were less in 2017 compared to 2016. We incurred net promotional expenses of $266,280 in the twelve months ended December 31, 2017 relative to this sponsorship compared to $499,313 for twelve months ended December 31, 2016. Stock-based compensation expense increased 10% to $1,752,579 in 2017 from $1,592,365 in 2016 as the Company granted more restricted stock and stock options to employees, offices and directors in 2017 compared to 2016 to reduce cash expenses for liquidity purposes. Professional fees and related expenses decreased 21% to $1,526,448 in 2017, compared with $1,930,625 a year earlier. The decrease in professional fees and expenses in 2017 compared to 2016 is primarily attributable to lower litigation expenses related to the conclusion of the Utility lawsuit and the ongoing Axon and WatchGuard lawsuits. The Axon and WatchGuard matters continue and the reduced litigation charges are generally due to both lawsuits being under a stay order pending final USPTO rulings on the various IPR requests which have largely now been ruled in our favor. The Axon case stay has been lifted and is now proceeding towards trial while the stay on the WatchGuard litigation is expected to be lifted this year. The legal fees related to both the Axon and WatchGuard litigation is expected to ramp up during 2018 as both cases are expected to proceed to trial. Executive, support and administrative staff payroll expenses decreased to $2,698,702 in the most recent year, compared with $4,115,816 a year earlier. The primary reason for the decrease in executive, sales and administrative staff payroll was a reduction of $855,000 in executive bonuses and the redirection of certain technical support personnel to generate direct installation and other service revenues in the year ended December 31, 2017 compared to December 31, 2016. We had increased our technical support staff in 2017 to handle field inquiries and requests for product installation services because our installed customer base had expanded and additional technical support and marketing was required for our new products, such as the DVM-800 and FirstVU HD. In 2017, we reassigned certain members of our technical support staff to direct services for product installation and other services for our customers and their respective payroll related expenses are now being charged to service cost of sales in 2017 compared to 2016. The AMR contract includes installation services which was one of several larger contracts that required technical support personnel to complete installation services in 2017. In addition, during 2016 a special bonus of $630,000 was awarded to our CEO, which did not occur in 2017.

Non-cash income totaled $3,453 in 2017 compared to $33,977 in 2016. Such non-cash income reflects changes in the fair value of the Debentures and warrant derivatives. We elected to record the $4.0 million of Debentures issued in December 2016 on their fair value basis and recorded income of $16,260 due to the change in their fair value as of December 31, 2017. Warrants to purchase 12,200 shares of common stock remain unexercised at December 31, 2017 and 2016, which are treated as derivative liabilities, and we recorded expense of $12,807 due to the change in their fair value as of December 31, 2017.

Because we elected to account for and record our $4.0 million secured convertible Debentures issued in December 2016 on its fair value basis we were required to expense the related issuance costs of $281,570 to other expense in the consolidated statement of operations in 2016. There were no similar debt issuance costs for 2017.

We borrowed $1,608,500 of unsecured notes payable with shorter maturities in several different notes from private third-party lenders in 2017. We obtained extensions of the maturity dates of these notes in exchange for warrants we issued to them. We treated the extension of this debt as an extinguishment for financial accounting purposes. Accordingly, the estimated fair value of the warrants granted totaled $180,148, which was recorded as additional paid-in-capital and a loss on extinguishment of subordinated notes payable. On December 29, 2017 we borrowed additional funds with the same private, third party lender and combined the existing note payable into a new secured note that was due and payable in full on March 1, 2018. In connection with issuance of such note we issued warrants to the lender. We treated the issuance and extension of this debt as an extinguishment for financial accounting purposes. Accordingly, the estimated fair value of the warrants granted totaled $244,379, which was recorded as additional paid-in-capital and a loss on extinguishment of subordinated notes payable. The loss on extinguishment of subordinated notes payable aggregated $424,527 for the year ended December 31, 2017. There was no similar extinguishment of subordinated notes payable in 2016.

Interest expense totaled $733,736 in 2017, compared to $3,102 in the year ended December 31, 2016. We issued an aggregate of $4.0 million of Debentures on December 30, 2016, which bore interest at the rate of 8% per annum on the unpaid balance outstanding at December 31, 2017. In addition, we issued two notes with a total principal balance of $700,000 in June 2017 and an additional note in December 2017. These notes had an outstanding principal balance of $1,008,500 at December 31, 2017. No similar interest-bearing debt was outstanding during the 2016 period. We amortized to interest expense $405,895 and $-0-, representing the discount associated with the $1,358,500 subordinated and secured notes during the years ended December 31, 2017 and 2016 respectively.

On December 22, 2017, the U.S. enacted the Tax Cuts and Jobs Act (the “Act”). The new tax Act eliminates the alternative minimum tax (AMT) for corporations and allows any remaining AMT carryforward to become refundable in 2018 and beyond tax returns. As a result, we did not provide a valuation reserve on the deferred tax asset represented by the AMT tax credit carryforward as of December 31, 2017. Accordingly, we recorded an income tax benefit of $90,000 at December 31, 2017 representing the AMT credit carryforwards that are now refundable under the new tax act. We did not record an income tax benefit related to our losses for the years ended December 31, 2016, due to our overall net operating loss carryforward available. We have further determined to continue providing a full valuation reserve on our net deferred tax assets as of December 31, 2017 exclusive of AMT tax credit carryforward. During 2017, we reduced our valuation reserve on deferred tax assets by $4,385,000 whereby our deferred tax assets continue to be fully reserved due to our recent operating losses. We had approximately $49,305,000 of net operating loss carryforwards and $1,795,000 of research and development tax credit carryforwards as of December 31, 2017 available to offset future net taxable income.

We reported a 2017 net loss of ($12,252,457), or ($1.76) per share, compared with a prior-year net loss of ($12,710,688), or ($2.38) per share.

On a non-GAAP basis, we reported an adjusted net loss (before depreciation, amortization, net interest expense, change in derivative liabilities, change in the fair value of secured convertible notes, secured convertible debentures issuance expense, loss on extinguishment of subordinated notes payable and stock-based compensation), of ($8,674,958), or ($1.24) per share, for the year ended December 31, 2017, versus a non-GAAP adjusted net loss of ($10,319,743), or ($1.93) per diluted share, in the twelve months ended December 31, 2016. (Non-GAAP adjusted net loss is described in greater detail in a table at the end of this press release).

Fourth Quarter Operating Results

For the three-month period ended December 31, 2017, our total revenue decreased 16% to approximately $2.9 million, compared with revenue of approximately $3.4 million in the fourth quarter of the previous year. Our revenues in the fourth quarter 2017 were pressured, among other items, by increased pricing competition from a competitor offering a free body-worn camera and cloud storage for one year that we decided not to match.

Gross profit was $86,295 (3% of revenue) in the fourth quarter 2017, versus $148,807 (4% of revenue) in the fourth quarter 2016. In the fourth quarter 2017, we increased the reserve for obsolete and excess inventories by $575,000 due to increased levels of excess component parts of older versions of PCB boards, used trade-in inventory requiring refurbishment and the phase-out of our DVM-750 and LaserAlly legacy products.

Selling, General and Administrative (“SG&A”) expenses decreased 7% to $3,874,255 in the final quarter of 2017, versus $4,162,802 a year earlier. Research and development costs decreased 22% to $653,087 in the most recent quarter, compared with $833,056 in 2016. Selling, advertising and promotional expenses decreased 11% in the final quarter of 2017 to $836,923 versus $943,152 a year earlier. Stock-based compensation expense increased 98% to $770,927, compared with $389,053 in the year-earlier period. We granted more restricted stock and stock options to employees, officers and directors in 2017 compared to 2016 to reduce cash expenses for liquidity purposes. General and administrative expense decreased 19% to $1,613,318, compared with $1,997,541 in the corresponding period of the previous year.

Non-cash expense totaled $80,684 in the three months ended December 31, 2017 compared to non-cash income of $15,237 for the year-earlier quarter. Such non-cash expense reflects changes in the fair value of the Debentures and warrant derivatives. We elected to record the $4.0 million Debentures issued in December 2016 on their fair value basis and recorded expense of $79,597 due to the change in their fair value as of December 31, 2017. Warrants to purchase 12,200 common shares remain unexercised at December 31, 2017 and 2016, which were treated as derivative liabilities, and we recorded expense of $1,087 due to the change in their fair value as of December 31, 2017.

We borrowed $1,608,500 through subordinated and secured notes payable with shorter maturities from private third-party lenders in 2017. In conjunction with these notes, we obtained extensions of the maturity dates and issued warrants to purchase common stock in exchange for the extensions. We treated the extensions of this debt as an extinguishment for financial accounting purposes and the loss on extinguishment of subordinated notes payable aggregated $424,527 for the year ended December 31, 2017. There was no similar extinguishment of subordinated notes payable in 2016.

Interest expense totaled $197,701 and $664 during the quarter ended December 31, 2017 and 2016, respectively, due to our increased indebtedness throughout 2017.

We elected to account for and record our $4.0 million Senior Secured Convertible Debentures issued in December 2016 on its fair value basis. Accordingly, we were required to expense the related issuance costs of $281,570 to other expense in the consolidated statement of operations in fourth quarter 2016. There were no similar debt issuance costs for fourth quarter 2017.

We recognized an income benefit of $90,000 during the three months ended December 31, 2017 attributable to the recently enacted Tax Cuts and Jobs Act (the “Act”). The new tax Act eliminates the alternative minimum tax (AMT) for corporations and allows any remaining AMT carryforward to become refundable in 2018 and beyond tax returns. As a result, we did not provide a valuation reserve on the deferred tax asset represented by the AMT tax credit carryforward as of December 31, 2017. Accordingly, we recorded an income tax benefit of $90,000 during the three months ended December 31, 2017. No income tax provision or benefit was recorded in the fourth quarter of 2016.

We reported a net loss of ($4,399,673), or ($0.63) per share, in the fourth quarter of 2017, compared with a net loss of ($4,276,900), or ($0.80) per share, in the prior-year period.

On a non-GAAP basis, we reported an adjusted EBITDA loss (earnings/loss before, depreciation, amortization, net interest expense, changes in derivative liabilities, losses on the conversion of secured convertible notes payable, secured convertible note issuance expenses, loss on extinguishment of subordinated notes payable and stock-based compensation), of ($2,752,463), or ($0.39) per diluted share, for the three months ended December 31, 2017, versus non-GAAP adjusted EBITDA loss of ($3,481,399), or ($0.63), in the three months ended December 31, 2016.

Non-GAAP Financial Measures

Digital Ally, Inc. has provided financial information in this release that has not been prepared in accordance with GAAP. This information includes non-GAAP adjusted EBITDA loss. Digital Ally uses such non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Digital Ally’s ongoing operational performance. Digital Ally believes that the use of these non-GAAP financial measures provides an additional tool for investors to evaluate ongoing operating results and trends and in comparing its financial measures with other companies in Digital Ally’s industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial measures discussed above exclude certain non-cash and/or non-recurring expenses/income including: (1) depreciation and amortization expense, (2) net interest expense, (3) share-based compensation expense, (4) changes in fair value of secured convertible notes payable, (5) secured convertible debentures issuance expense, (6) loss on extinguishment of subordinated notes payable, (7) and changes in warrant derivative valuations.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. As previously mentioned, a reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. Eastern Daylight Time (EDT) today, Friday, April 13, 2018, to discuss its operating results for the fourth quarter and year ended December 31, 2017, along with other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing 844-761-0863 and entering conference ID# 6874236 a few minutes before 11:15 a.m. Eastern Standard Time on Friday, April 13, 2018.

A replay of the conference call will be available two hours after its completion, from April 13, 2018 until 11:59 p.m. on June 13, 2018 by dialing 855-859-2056 and entering the conference ID #6874236.

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial applications. The Company’s primary focus is digital video imaging and storage. The Company is headquartered in Lenexa, Kansas, and its shares are traded on The Nasdaq Capital Market under the symbol “DGLY.”

For additional news and information please visit www.digitalallyinc.com or follow us on Twitter @digitalallyinc and Facebook www.facebook.com/DigitalAllyInc

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the Company will be able to improve its revenue and operating results; whether the Company will be able to resolve its liquidity and operational issues; whether any further financing or strategic or substantial transaction will result from the strategic review process of the Board of Directors; whether it will be able to achieve improved production and other efficiencies to restore its gross and operating margins in 2018 and beyond; whether the Company will be able to continue to expand into non-law enforcement markets; whether the Company has resolved its product quality issues; whether there will be commercial markets, domestically and internationally, for one or more of the Company’s new products; the impact that VuLink may have on future revenues; whether the Company’s “auto-activation” technology is becoming a standard feature for agencies utilizing body-worn cameras; whether the Company will achieve positive outcomes in its litigation with various parties, including Taser and WatchGuard; whether the USPTO rulings will curtail, eliminate or otherwise have an effect on the actions of Taser and WatchGuard respecting the Company, its products and customers; the Company’s ability to deliver its newer product offerings as scheduled, and in particular the new product platform, obtain the required components and products on a timely basis, and have them perform as planned; whether the new partnership with NASCAR will help expand the appeal for the Company’s products and services; its ability to maintain or expand its share of the markets in which it competes, including those outside the law enforcement industry; whether the Company will be able to adapt its technology to new and different uses, including being able to introduce new products; whether and the extent to which the new patents allowed by the USPTO will give the Company effective, enforceable protection of the intellectual property contained in its products in the marketplace; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. The Company does not undertake to publicly update or revise forward-looking statements, whether because of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Stanton E. Ross, CEO, at (913) 814-7774 or
Thomas J. Heckman, CFO, at (913) 814-7774

(Financial Highlights Follow)

DIGITAL ALLY, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2017 AND 2016

	2017	2016
Assets
Current assets:
Cash and cash equivalents	$54,712	$3,883,124
Accounts receivable-trade, less allowance for doubtful accounts of $70,000 – 2017 and 2016	1,978,936	2,519,184
Accounts receivable-other	338,618	341,326
Inventories, net	8,750,713	9,586,311
Restricted cash	500,000	—
Prepaid expenses	209,163	402,158

Total current assets	11,832,142	16,732,103

Furniture, fixtures and equipment, net	638,169	873,902
Restricted cash	—	500,000
Intangible assets, net	497,180	467,176
Income tax refund receivable	90,000	—
Other assets	115,043	261,915

Total assets	$13,172,534	$18,835,096

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,193,269	$2,455,579
Accrued expenses	1,240,429	1,542,729
Derivative liabilities	16,816	33,076
Capital lease obligation-current	8,492	32,792
Deferred revenue-current	1,409,683	925,932
Subordinated and secured notes payable	1,008,500	—
Secured convertible debentures, at fair value	3,262,807	—
Income taxes payable	10,141	7,048

Total current liabilities	10,150,137	4,997,156

Secured convertible debentures, at fair value	—	4,000,000
Capital lease obligation-less current portion	—	8,492
Deferred revenue-long term	2,158,649	2,073,176

Total liabilities	12,308,786	11,078,824

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 25,000,000 shares authorized; shares issued: 7,037,799 – 2017 and 5,552,449 – 2016	7,038	5,552
Additional paid in capital	64,923,735	59,565,288
Treasury stock, at cost (63,518 shares)	(2,157,226)	(2,157,226)
Accumulated deficit	(61,909,799)	(49,657,342)

Total stockholders’ equity	863,748	7,756,272

Total liabilities and stockholders’ equity	$13,172,534	$18,835,096

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2017 FILED WITH THE SEC)

DIGITAL ALLY, INC

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS AND YEAR ENDED

DECEMBER 31, 2017 AND 2016

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
Product revenue	$2,509,727	$3,068,547	$12,773,560	$15,014,647
Service and other revenue	367,934	377,063	1,804,040	1,559,844

Total revenue	2,877,661	3,445,610	14,577,600	16,574,491

Cost of product revenue	2,320,904	2,973,317	8,771,474	10,461,064
Cost of service and other revenue	470,462	323,486	1,261,153	812,194

Total cost of revenue	2,791,366	3,296,803	10,032,627	11,273,258

Gross profit	86,295	148,807	4,544,973	5,301,233

Selling, general and administrative expenses:
Research and development expense	653,087	833,056	3,149,011	3,186,137
Selling, advertising and promotional expense	836,923	943,152	3,873,091	4,238,895
Stock-based compensation expense	770,927	389,053	1,752,579	1,592,365
General and administrative expense	1,613,318	1,997,541	6,969,757	8,770,024

Total selling, general and administrative expenses	3,874,255	4,162.802	15,744,438	17,787,421

Operating loss	(3,787,960)	(4,013,995)	(11,199,465)	(12,486,188)

Interest income	1,199	4,092	11,818	26,195
Change in fair value of warrant derivative liabilities	(1,087)	15,237	16,260	33,977
Change in fair value of secured convertible notes payable	(79,597)	—	(12,807)	—
Secured convertible debentures issuance expenses	—	(281,570)	—	(281,570)
Loss on extinguishment of subordinated notes payable	(424,527)	—	(424,527)	—
Interest expense	(197,701)	(664)	(733,736)	(3,102)

Loss before income tax (benefit)	(4,489,673)	(4,276,900)	(12,342,457)	(12,710,688)
Income tax (benefit)	(90,000)	—	(90,000)	—

Net loss	$(4,399,673)	$(4,276,900)	$(12,252,457)	$(12,710,688)

Earnings (loss) per share information:
Basic	$(0.63)	$(0.80)	$(1.76)	$(2.38)
Diluted	$(0.63)	$(0.80)	$(1.76)	$(2.38)

Weighted average shares outstanding:
Basic	6,974,281	5,488,931	6,974,281	5,347,042
Diluted	6,974,281	5,488,931	6,974,281	5,347,042

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON
FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2017 FILED WITH THE SEC)

DIGITAL ALLY, INC.

RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED NET LOSS

FOR THE THREE MONTHS AND YEAR ENDED

DECEMBER 31, 2017 AND 2016

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

Net loss	$(4,399,673)	$(4,276,900)	$(12,252,457)	$(12,710,688)
Non-GAAP adjustments:
Stock-based compensation	770,927	389,053	1,752,579	1,592,365
Depreciation and amortization	174,570	143,543	681,928	574,080
Secured convertible debentures issuance expense	—	281,570	—	281,570
Change in fair value of secured convertible notes payable	79,597	—	12,807	—
Loss on extinguishment of subordinated notes payable	424,527	—	424,527	—
Change in fair value of warrant derivative liabilities	1,087	(15,237)	(16,260)	(33,977)
Interest (income) expense, net	196,502	(3,428)	721,918	(23,093)

Total Non-GAAP adjustments	1,647,210	795,501	3,577,499	2,390,945

Non-GAAP adjusted net loss	$(2,752,463)	$(3,481,399)	$(8,674,958)	$(10,319,743)

Non-GAAP adjusted net loss per share information:
Basic	$(0.39)	$(0.63)	$(1.24)	$(1.93)
Diluted	$(0.39)	$(0.63)	$(1.24)	$(1.93)

GAAP basis net loss per share information:
Basic	$(0.63)	$(0.80)	$(1.76)	$(2.38)
Diluted	$(0.63)	$(0.80)	$(1.76)	$(2.38)

Weighted average shares outstanding:
Basic	6,974,281	5,488,931	6,974,281	5,347,042
Diluted	6,974,281	5,488,931	6,974,281	5,347,042

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2017 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2017 AND 2016

	2017	2016
Cash Flows From Operating Activities:
Net loss	$(12,252,457)	$(12,710,688)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation and amortization	681,928	574,080
Secured convertible debenture issuance expenses	—	281,570
Stock based compensation	1,752,579	1,592,365
Change in fair value of warrant derivative liabilities	(16,260)	(33,977)
Amortization of discount on subordinated note payable	405,895	—
Loss on extinguishment of subordinated notes payable	424,527	—
Change in fair value of secured convertible note payable	12,807	—
Provision for inventory obsolescence	990,782	797,509
Provision for doubtful accounts receivable	—	(4,997)

Change in assets and liabilities:
(Increase) decrease in:
Accounts receivable - trade	540,248	854,722
Accounts receivable - other	2,708	(198,853)
Inventories	(155,184)	277,946
Prepaid expenses	192,995	183,857
Income tax refund receivable	(90,000)	—
Other assets	146,872	54,606
Increase (decrease) in:
Accounts payable	737,690	1,081,419
Accrued expenses	(302,300)	606,402
Income taxes payable	3,093	(3,091)
Deferred revenue	569,224	744,229

Net cash used in operating activities	(6,354,853)	(5,902,901)

Cash Flows from Investing Activities:
Purchases of furniture, fixtures and equipment	(322,714)	(340,674)
Additions to intangible assets	(153,485)	(100,037)
Release (restriction) of cash in accordance with secured convertible note	—	(500,000)

Net cash provided by (used in) investing activities	(476,199)	(940,711)

Cash Flows from Financing Activities:
Proceeds from issuance of subordinated notes payable	1,608,500	—
Proceeds from issuance of common stock and warrants, net of issuance costs	2,776,332	—
Proceeds from secured convertible debentures and detachable common stock purchase warrants	—	4,000,000
Secured convertible debenture expenses	—	(281,570)
Principal payment on subordinated notes payable	(600,000)	—
Principal payment on secured convertible debentures	(750,000)	—
Proceeds from exercise of stock options and warrants	600	119,055
Principal payments on capital lease obligations	(32,792)	(34,828)

Net cash provided by financing activities	3,002,640	3,802,657

Net (decrease) increase in cash and cash equivalents	(3,828,412)	(3,040,955)
Cash and cash equivalents, beginning of period	3,883,124	6,924,079

Cash and cash equivalents, end of period	$54,712	$3,883,124

Supplemental disclosures of cash flow information:
Cash payments for interest	$238,259	$3,089

Cash payments for income taxes	$6,908	$10,5911

Supplemental disclosures of non-cash investing and financing activities:
Restricted common stock grant	$522	$290

Restricted common stock forfeitures	$(36)	$(5)
Amounts allocated to common stock purchase warrants in connection with proceeds from subordinated notes payable	$830,422	$—

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2017 FILED WITH THE SEC)